Farmer Mac Announces LaJuana S. Wilcher as New Presidentially-Appointed Director
WASHINGTON, December 23, 2019 – Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that LaJuana S. Wilcher of Bowling Green, Kentucky has been sworn in as the newest member of the company’s board of directors. Ms. Wilcher was nominated for the position by President Trump and confirmed by the United States Senate on December 19, 2019. She replaces Chester J. Culver of West Des Moines, Iowa on Farmer Mac’s board.
Ms. Wilcher owns and operates Scuffle Hill Farm in Alvaton, Kentucky, where she raises Angus cattle, grows hay, alfalfa and fescue, and boards horses. She serves on the board of the Warren County Conservation District and is a Certified Crop Advisor, a Master Grazer, and a Master Cattleman. Ms. Wilcher is also a partner at the law firm English, Lucas, Priest & Owsley, LLP, where she represents clients on complex environmental permitting, enforcement, regulatory compliance, and legislative matters throughout the country. Ms. Wilcher’s extensive experience as a leader and manager of large federal and state government agencies includes stints at the United States Department of Agriculture (USDA), Environmental Protection Agency (EPA), and the Commonwealth of Kentucky. She was confirmed by the United States Senate in 1989 to be the senior regulatory official for water programs at the EPA, where she served until 1993. She also served as Cabinet Secretary of Kentucky’s Environmental and Public Protection Cabinet from 2003-2006, which included Kentucky’s banking, securities, and insurance regulatory agencies, among other things. Ms. Wilcher received a Bachelor of Science degree from Western Kentucky University and a J.D. from Salmon P. Chase College of Law, Northern Kentucky University. She currently serves on the board of the Kentucky Chamber of Commerce.
Upon her official swearing in, Chairman of the Board Lowell L. Junkins said, “LaJuana’s lifelong love for American agriculture, status as a working farmer and rancher, and substantial experience with legal, regulatory, and public policy issues make her a natural fit for this board. We are very pleased to add such a high-caliber individual and passionate advocate for rural America as a new member.” He continued, “On behalf of the entire company, I’d like to extend a warm welcome to LaJuana.”
U.S. Senate Majority Leader Mitch McConnell said, “President Trump made an outstanding choice in selecting LaJuana Wilcher of Warren County, Kentucky to serve on the Board of Directors of the Federal Agricultural Mortgage Corporation. Through her successful work at numerous state and federal agencies, LaJuana has proven her remarkable leadership and commitment to farm families time and again. Farmer Mac plays a crucial role in supporting agricultural communities in Kentucky and across the country, and LaJuana’s expertise will undoubtedly help further its mission. I’m grateful LaJuana has decided to once again dedicate herself to public service, and I am proud the Senate confirmed her.”
“It was a great honor to be confirmed for this position,” Ms. Wilcher said. “Farmer Mac is a critical part of the nation’s agricultural financial infrastructure. Serving on Farmer Mac’s board is an opportunity to bring my experience in public policy, farming, business, and finance to the boardroom to help support a strong and vital rural America. I moved back to Kentucky after almost 20 years in Washington, D.C. to live on a farm, and I know that delivering capital to rural America is critical, especially during today’s challenging times for farmers and ranchers. I’m delighted to be a part of an organization that provides strong leadership in rural lending, and I look forward to working with the other board members to further Farmer Mac’s vitally important mission.”
Five members of Farmer Mac’s board, now including Ms. Wilcher, are appointed by the president of the United States with the advice and consent of the United States Senate. Ten additional board members are elected each year by stockholders – five by holders of Class A Voting Common Stock that may be owned only by financial institutions (NYSE: AGM.A), and five by holders of Class B Voting Common Stock that may be owned only by Farm Credit System institutions (not listed on any exchange).
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than 30 years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.
CONTACT:     Jalpa Nazareth, Investor Relations
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